Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports First Quarter 2016 Results and Confirms 2016 Outlook;

AUSTIN, Texas, May 5, 2016 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the first quarter 2016.

First Quarter 2016 Summary Results

•	Revenues increased; first quarter 2016 up 2.1% over first quarter 2015
•	Adjusted EBITDA increased; first quarter 2016 up 2.4% over first quarter 2015
•	Distributable Cash Flow increased; first quarter 2016 up 8.0% over first quarter 2015
•	Net Income decreased; first quarter 2016 down 25.5% from first quarter 2015
•	Net cash provided by operating activities increased; first quarter 2016 up 51.3% from first quarter 2015
•	First quarter 2016 cash distribution of $0.525 per common unit, an increase of 1.9% over first quarter 2015
•	Distributable Cash Flow Coverage of 1.10x for first quarter 2016
•	Cash Coverage of 1.68x for first quarter 2016

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Operational Data
Fleet Horsepower at period end	1,711,915	1,712,196	1,640,323
Revenue Generating Horsepower at period end	1,397,278	1,424,537	1,397,709
Average Revenue Generating Horsepower	1,410,574	1,420,060	1,385,908
Revenue Generating Compression Units at period end	2,657	2,737	2,686
Horsepower Utilization at period end (1)	87.9%	89.2%	91.1%
Average Horsepower Utilization for the period (1)	88.7%	89.5%	91.9%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$66,367	$68,615	$65,000
Average Revenue Per Revenue Generating Horsepower Per Month (2)	$15.72	$15.97	$15.85
Gross Operating Margin (3)	$45,538	$47,285	$45,789
Gross Operating Margin Percentage	68.6%	68.9%	70.4%
Adjusted EBITDA (3)	$38,404	$37,955	$37,518
Adjusted EBITDA Percentage	57.9%	55.3%	57.7%
Distributable Cash Flow (3) (4)	$31,913	$28,041	$29,539
Net Income (Loss)	$8,538	$(159,630)	$11,456
Operating income (expense)	$13,827	$(155,324)	$15,524
Net cash provided by operating activities	$21,960	$34,658	$14,513

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 81.6%, 83.2% and 85.2% for the quarters ended March 31, 2016,  December 31, 2015 and March 31, 2015, respectively. Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 82.4%, 83.4% and 86.7% for the quarters ended March 31, 2016,  December 31, 2015 and March 31, 2015, respectively.

(2)

Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“GAAP”) financial measures. For the definition of each measure, see “Non-GAAP Financial Measures” below.

(4)

Distributable Cash Flow for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015 was previously presented as Adjusted Distributable Cash Flow.  The definition of Distributable Cash Flow is identical to the definition of Adjusted Distributable Cash Flow previously presented.  See “Non-GAAP Financial Measures” section below for the definition of Distributable Cash Flow.

First Quarter 2016 Financial and Operating Performance

Revenues in the first quarter of 2016 rose 2.1% to $66.4 million as compared to $65.0 million for the first quarter of 2015.  Adjusted EBITDA rose 2.4% to $38.4 million in the first quarter of 2016 as compared to $37.5 million for the first quarter of 2015.  Distributable Cash Flow increased 8.0% to $31.9 million in the first quarter of 2016, compared to $29.5 million for the first quarter of 2015.  Net income decreased 25.5% to $8.5 million for the first quarter of 2016 as compared to $11.5 million for the first quarter of 2015.  Operating income decreased 10.9% to $13.8 million for the first quarter of 2016 as compared to $15.5 million for the first quarter of 2015. Net cash provided by operating activities increased 51.3% to $22.0 million in the first quarter of 2016 as compared to $14.5 million in the first quarter of 2015.

“We are pleased with the results of our first quarter 2016.  Despite the challenging energy market, we were able to generate more than sufficient distributable cash flow to maintain our distribution.  This continues to demonstrate the stability of our natural gas infrastructure oriented asset base,” said Eric D. Long, USA Compression’s President and Chief Executive Officer.  “Further, we proactively amended our credit facility to provide us greater flexibility in managing our balance sheet, leverage and distribution policy through the current market environment.  In addition, we are affirming our 2016 outlook previously released.”

“In this environment, we are remaining very disciplined with regards to our capital spending, and at present have only 15,400 horsepower on order for delivery in 2016,” he said.    “During the quarter, we did not enter into any additional commitments to purchase new units, and we continue to expect to make capital expenditures of $40-50 million for the year.”

Average revenue generating horsepower increased 1.8% to 1,410,574 for the first quarter of 2016 as compared to 1,385,908 for the first quarter of 2015.  Average revenue per revenue generating horsepower per month decreased 0.8% to $15.72 for the first quarter of 2016 as compared to $15.85 for the first quarter of 2015.

Gross operating margin remained relatively flat at $45.5 million for the first quarter of 2016 as compared to $45.8 million for the first quarter of 2015. Gross operating margin as a percentage of total revenues was 68.6% for the first quarter of 2016 compared to 70.4% in the first quarter of 2015.

Expansion capital expenditures were $14.6 million, maintenance capital expenditures were $1.4 million and cash interest expense, net was $4.6 million for the first quarter of 2016.

On April 21, 2016, the Partnership announced a cash distribution of $0.525 per unit on its common units. This first quarter distribution corresponds to an annualized distribution rate of $2.10 per unit. The distribution will be paid on May  13, 2016 to unitholders of record as of the close of business on May 3, 2016. USA Compression Holdings, LLC, the owner of approximately 41% of the Partnership’s outstanding limited partner interests, elected to reinvest 80% of this distribution with respect to its units pursuant to the Partnership’s Distribution Reinvestment Plan (the “DRIP”).  For the first quarter of 2016, the Distributable Cash Flow Coverage Ratio was 1.10x and the Cash Coverage Ratio was 1.68x.

Liquidity and Credit Facility

On March 18, 2016, the Partnership entered into a Third Amendment to its revolving credit facility, which amended the credit agreement to, among other things, (i) modify the leverage ratio covenant to be (A) 5.95 to 1.0 as of the end of the respective fiscal quarters ending June 30, 2016 and September 30, 2016, (B) 5.75 to 1.0 as of the end of the fiscal quarter ending December 31, 2016, (C) 5.50 to 1.0 as of the end of the respective fiscal quarters ending March 31, 2017 and June 30, 2017, (D) 5.25 to 1.0 as of the end of the respective fiscal quarters ending September 30, 2017 and December 31, 2017 and (E) 5.00 to 1.0 thereafter, and (ii) amend certain other provisions of the credit agreement, all as more fully set forth in the Third Amendment.

As of March 31, 2016,  we were in compliance with all covenants and the outstanding balance under the Partnership’s $1.1 billion revolving credit facility was approximately $743 million.  The facility matures in 2020.

Conversion of Subordinated Units

Upon the payment of the quarterly distribution on February 12, 2016, the Partnership satisfied the earnings and distribution tests contained in its partnership agreement for the conversion of all 14,048,588 outstanding subordinated units into common units. As a result, all of the subordinated units converted to common units on a one-for-one basis on February 16, 2016.

Full-Year 2016 Outlook

USA Compression is confirming the following full-year 2016 guidance:

•	Adjusted EBITDA range of $138 million to $153 million; and
•	Distributable Cash Flow range of $102 million to $117 million; and
•	Expansion capital expenditure range of $40 million to $50 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss first quarter 2016 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 800-723-6498 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 785-830-7989.  The conference ID for both is 8481435.

A replay of the call will be available through May 16, 2016. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The passcode for both is 8481435.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at investors.usacompression.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call through May 16, 2016.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the non- GAAP financial measures of Adjusted EBITDA, gross operating margin, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income taxes.  The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income, unit-based compensation expense, severance charges, certain transaction fees and loss (gain) on sale of assets and other. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and distributions; and

•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership’s management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership’s management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s performance. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable Cash Flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense, severance charges, impairment of compression equipment, impairment of goodwill, certain transaction fees and loss (gain) on sale of assets and other, less maintenance capital expenditures. The definition of Distributable Cash Flow is identical to the definition of Adjusted Distributable Cash Flow previously presented.

The Partnership’s management believes Distributable Cash Flow is an important measure of operating performance because such measure allows management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Distributable Cash Flow Coverage Ratio, a non-GAAP measure, is defined as Distributable Cash Flow less cash distributions to the Partnership’s general partner and incentive distribution rights (“IDRs”), divided by distributions declared to limited partner unitholders for the period. Cash Coverage Ratio is defined as Distributable Cash Flow less cash distributions to the Partnership’s general partner and IDRs divided by cash distributions paid to limited partner unitholders, after taking into account the non-cash impact of the DRIP. The Partnership’s management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2016 fiscal year. A reconciliation of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements. These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2016 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed. When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed on February 11, 2016 and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;
•	our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Matthew C. Liuzzi Chief Financial Officer 512-369-1624 mliuzzi@usacompression.com

Michael D. Lenox VP of Finance 512-369-1632 mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for unit amounts — Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Revenues:
Contract operations	$64,278	$66,002	$64,035
Parts and service	2,089	2,613	965
Total revenues	66,367	68,615	65,000
Cost of operations, exclusive of depreciation and amortization	20,829	21,330	19,211
Gross operating margin	45,538	47,285	45,789
Other operating and administrative costs and expenses:
Selling, general and administrative	9,739	10,520	9,729
Depreciation and amortization	22,094	21,640	20,731
Gain on sale of assets	(122)	(1,742)	(195)
Impairment of compression equipment	-	2	-
Impairment of goodwill	-	172,189	-
Total other operating and administrative costs and expenses	31,711	202,609	30,265
Operating income (expense)	13,827	(155,324)	15,524
Other Income (Expense):
Interest expense, net	(5,062)	(4,531)	(3,994)
Other	7	6	5
Total other expense	(5,055)	(4,525)	(3,989)
Net income (loss) before income tax expense	8,772	(159,849)	11,535
Income tax expense	234	(219)	79
Net Income (Loss)	$8,538	$(159,630)	$11,456

Net Income (Loss) allocated to:
General partner's interest in net income (loss)	$414	$(2,062)	$372
Common units interest in net income (loss)	$10,835	$(115,055)	$7,748
Subordinated units interest in net income (loss)	$(2,711)	$(42,513)	$3,336

Weighted average common units outstanding:
Basic	46,104,274	38,099,517	31,695,384
Diluted	46,104,274	38,099,517	31,832,299

Weighted average subordinated units outstanding:
Basic and diluted	7,101,484	14,048,588	14,048,588

Net income (loss) per common unit:
Basic	$0.24	$(3.02)	$0.24
Diluted	$0.24	$(3.02)	$0.24

Net income (loss) per subordinated unit:
Basic and diluted	$(0.38)	$(3.03)	$0.24

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.515

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME (LOSS) AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Net income (loss)	$8,538	$(159,630)	$11,456
Interest expense, net	5,062	4,531	3,994
Depreciation and amortization	22,094	21,640	20,731
Income taxes	234	(219)	79
EBITDA	$35,928	$(133,678)	$36,260
Impairment of compression equipment	-	2	-
Impairment of goodwill	-	172,189	-
Interest income on capital lease	375	389	427
Unit-based compensation expense (1)	1,812	795	1,026
Severance charges	411	-	-
Gain on sale of assets and other	(122)	(1,742)	(195)
Adjusted EBITDA	$38,404	$37,955	$37,518
Interest expense, net	(5,062)	(4,531)	(3,994)
Income tax expense	(234)	219	(79)
Interest income on capital lease	(375)	(389)	(427)
Non-cash interest expense	467	416	455
Severance charges	(411)	-	-
Changes in operating assets and liabilities	(10,829)	988	(18,960)
Net cash provided by operating activities	$21,960	$34,658	$14,513

(1)

 For the quarters ended March 31, 2016,  December 31, 2015 and March 31, 2015, unit-based compensation expense included $0.8 million, $0.2 million, and $0.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.1 million, $0 and $0.2 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting.    The remainder of the unit-based compensation expense for each period presented in 2016 and 2015 was related to non-cash adjustments to the unit-based compensation liability.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME (LOSS) TO DISTRIBUTABLE CASH FLOW

(In thousands, except for per unit amounts — Unaudited)

The following table reconciles Distributable Cash Flow to net income (loss) and net cash provided by operating activities, their most directly comparable GAAP financial measures, for each of the periods presented:

	Three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Net income (loss)	$8,538	$(159,630)	$11,456
Plus: Non-cash interest expense	467	416	455
Plus: Non-cash income tax expense	102	(202)	-
Plus: Depreciation and amortization	22,094	21,640	20,731
Plus: Unit-based compensation expense (1)	1,812	795	1,026
Plus: Impairment of compression equipment	-	2	-
Plus: Impairment of goodwill	-	172,189	-
Plus: Severance charges	411	-	-
Plus: Gain on sale of assets and other	(122)	(1,148)	(36)
Less: Maintenance capital expenditures (2)	(1,389)	(6,021)	(4,093)
Distributable cash flow (3)	$31,913	$28,041	$29,539
Plus: Maintenance capital expenditures	1,389	6,021	4,093
Plus: Changes in operating assets and liabilities	(10,829)	988	(18,960)
Less: Other	(513)	(392)	(159)
Net cash provided by operating activities	$21,960	$34,658	$14,513

Distributable Cash Flow	31,913	28,041	29,539
Cash distributions to general partner and IDRs	711	702	588
Distributable Cash Flow attributable to limited partner interest	$31,202	$27,339	$28,951

Distributions for Distributable Cash Flow Coverage Ratio (4)	$28,433	$27,618	$23,779

Distributions reinvested in the DRIP (5)	$9,807	$11,468	$14,111

Distributions for Cash Coverage Ratio (6)	$18,626	$16,150	$9,668

Distributable Cash Flow Coverage Ratio	1.10	0.99	1.22

Cash Coverage Ratio	1.68	1.69	2.99

(1)

For the quarters ended March 31, 2016,  December 31, 2015 and March 31, 2015, unit-based compensation expense included $0.8 million, $0.2 million, and $0.1 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards, respectively and $0.1 million, $0 and $0.2 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting.  The remainder of the unit-based compensation expense for 2016 and 2015 was related to non-cash adjustments to the unit-based compensation liability.

(2)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related operating income.

(3)

Distributable Cash Flow for the quarter ended March 31, 2015 was previously presented as Adjusted Distributable Cash Flow.  The definition of Distributable Cash Flow is identical to the definition of Adjusted Distributable Cash Flow previously presented.  See “Non-GAAP Financial Measures” section above for the definition of Distributable Cash Flow.

(4)	Represents distribution to the holders of the Partnership’s units for each period.

(5)

Represents distributions to holders enrolled in the DRIP as of the record date for each period. The amount for the quarter ended March 31, 2016 is based on an estimate as of the record date.    The amount for the quarter ended December 31, 2015 has been updated to reflect a change in election by Argonaut Private Equity, L.L.C. to receive cash in connection with the distribution attributable to the quarter ended December 31, 2015.

(6)	Represents cash distributions declared for common units not participating in the DRIP for each period.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

FULL-YEAR 2016 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$20.6 million to $35.6 million
Plus: Interest expense	$22.4 million
Plus: Depreciation and amortization	$90.2 million
Plus: Income tax expense	$0.3 million
EBITDA	$133.5 million to $148.5 million
Plus: Interest income on capital lease	$1.4 million
Plus: Unit-based compensation expense (1)	$3.1 million
Adjusted EBITDA	$138.0 million to $153.0 million
Less: Cash interest expense	$20.7 million
Less: Current income tax expense	$0.3 million
Less: Maintenance capital expenditures	$15.0 million
Distributable Cash Flow	$102.0 million to $117.0 million

(1)	Based on the Partnership’s unit closing price as of December 31, 2015.